UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 7)*

Indus Realty Trust, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

45580R103

(CUSIP Number)

Lydia Plaskon

641 Lexington Avenue – 26th Floor

New York, New York 10022

(212) 838-0211

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

April 27, 2023

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45580R103	13D	Page 1 of 51 pages

1	Names of Reporting Persons Edgar M. Cullman, Jr.
2	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 7,024
	8	Shared Voting Power 52,304
	9	Sole Dispositive Power 7,024
	10	Shared Dispositive Power 52,304

11	Aggregate Amount Beneficially Owned by Each Reporting Person 59,328
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.6%
14	Type of Reporting Person IN

CUSIP No. 45580R103	13D	Page 2 of 51 pages

1	Names of Reporting Persons Elissa F. Cullman
2	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 59,328
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 59,328

11	Aggregate Amount Beneficially Owned by Each Reporting Person 59,328
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.6%
14	Type of Reporting Person IN

CUSIP No. 45580R103	13D	Page 3 of 51 pages

1	Names of Reporting Persons Susan R. Cullman
2	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 18,204
	8	Shared Voting Power 238,088
	9	Sole Dispositive Power 18,204
	10	Shared Dispositive Power 238,088

11	Aggregate Amount Beneficially Owned by Each Reporting Person 256,292
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 2.5%
14	Type of Reporting Person IN

CUSIP No. 45580R103	13D	Page 4 of 51 pages

1	Names of Reporting Persons Lucy C. Danziger
2	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 56,289
	8	Shared Voting Power 167,328
	9	Sole Dispositive Power 56,289
	10	Shared Dispositive Power 167,328

11	Aggregate Amount Beneficially Owned by Each Reporting Person 223,617
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 2.2%
14	Type of Reporting Person IN

CUSIP No. 45580R103	13D	Page 5 of 51 pages

1	Names of Reporting Persons Frederick M. Danziger
2	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 67,550
	8	Shared Voting Power 156,067
	9	Sole Dispositive Power 67,550
	10	Shared Dispositive Power 156,067

11	Aggregate Amount Beneficially Owned by Each Reporting Person 223,617
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 2.2%
14	Type of Reporting Person IN

CUSIP No. 45580R103	13D	Page 6 of 51 pages

1	Names of Reporting Persons David M. Danziger
2	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 13,338
	8	Shared Voting Power 66,640
	9	Sole Dispositive Power 13,338
	10	Shared Dispositive Power 66,640

11	Aggregate Amount Beneficially Owned by Each Reporting Person 79,978
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.8%
14	Type of Reporting Person IN

CUSIP No. 45580R103	13D	Page 7 of 51 pages

1	Names of Reporting Persons John L. Ernst
2	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 4,751
	8	Shared Voting Power 240,607
	9	Sole Dispositive Power 4,751
	10	Shared Dispositive Power 240,607

11	Aggregate Amount Beneficially Owned by Each Reporting Person 245,358
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 2.4%
14	Type of Reporting Person IN

CUSIP No. 45580R103	13D	Page 8 of 51 pages

1	Names of Reporting Persons Margot P. Ernst
2	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 7,476
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 7,476

11	Aggregate Amount Beneficially Owned by Each Reporting Person 7,476
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) Less than 0.1%
14	Type of Reporting Person IN

CUSIP No. 45580R103	13D	Page 9 of 51 pages

1	Names of Reporting Persons Alexandra Ernst
2	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 1,575
	8	Shared Voting Power 0
	9	Sole Dispositive Power 1,575
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,575
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) Less than 0.1%
14	Type of Reporting Person IN

CUSIP No. 45580R103	13D	Page 10 of 51 pages

1	Names of Reporting Persons B. Bros. Realty LLC
2	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 237,882
	8	Shared Voting Power 0
	9	Sole Dispositive Power 237,882
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 237,882
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 2.3%
14	Type of Reporting Person OO

CUSIP No. 45580R103	13D	Page 11 of 51 pages

1	Names of Reporting Persons Matthew L. Ernst
2	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 1,271
	8	Shared Voting Power 203
	9	Sole Dispositive Power 1,271
	10	Shared Dispositive Power 203

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,474
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) Less than 0.1%
14	Type of Reporting Person IN

CUSIP No. 45580R103	13D	Page 12 of 51 pages

1	Names of Reporting Persons Rebecca D. Gamzon
2	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 10,734
	8	Shared Voting Power 127,159
	9	Sole Dispositive Power 10,734
	10	Shared Dispositive Power 127,159

11	Aggregate Amount Beneficially Owned by Each Reporting Person 137,893
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 1.4%
14	Type of Reporting Person IN

CUSIP No. 45580R103	13D	Page 13 of 51 pages

1	Names of Reporting Persons Edgar M. Cullman III
2	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 6,938
	8	Shared Voting Power 0
	9	Sole Dispositive Power 6,938
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,938
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) Less than 0.1%
14	Type of Reporting Person IN

CUSIP No. 45580R103	13D	Page 14 of 51 pages

1	Names of Reporting Persons Carolyn B. Sicher
2	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 18,026
	8	Shared Voting Power 0
	9	Sole Dispositive Power 18,026
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 18,026
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.2%
14	Type of Reporting Person IN

CUSIP No. 45580R103	13D	Page 15 of 51 pages

1	Names of Reporting Persons Samuel B. Cullman
2	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 7,809
	8	Shared Voting Power 0
	9	Sole Dispositive Power 7,809
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 7,809
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) Less than 0.1%
14	Type of Reporting Person IN

CUSIP No. 45580R103	13D	Page 16 of 51 pages

1	Names of Reporting Persons Jessica P. Kerns
2	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 1,271
	8	Shared Voting Power 0
	9	Sole Dispositive Power 1,271
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,271
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) Less than 0.1%
14	Type of Reporting Person IN

CUSIP No. 45580R103	13D	Page 17 of 51 pages

1	Names of Reporting Persons Georgina D. Cullman
2	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 5,199
	8	Shared Voting Power 0
	9	Sole Dispositive Power 5,199
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 5,199
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) Less than 0.1%
14	Type of Reporting Person IN

CUSIP No. 45580R103	13D	Page 18 of 51 pages

1	Names of Reporting Persons Michael S. Gamzon
2	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 78,753
	8	Shared Voting Power 59,140
	9	Sole Dispositive Power 78,753
	10	Shared Dispositive Power 59,140

11	Aggregate Amount Beneficially Owned by Each Reporting Person 137,893
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 1.4%
14	Type of Reporting Person IN

CUSIP No. 45580R103	13D	Page 19 of 51 pages

1	Names of Reporting Persons Richard M. Danziger
2	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 69,290
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 69,290

11	Aggregate Amount Beneficially Owned by Each Reporting Person 69,290
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.7%
14	Type of Reporting Person IN

CUSIP No. 45580R103	13D	Page 20 of 51 pages

1	Names of Reporting Persons Estate of Louise B. Cullman
2	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 7,038
	8	Shared Voting Power 0
	9	Sole Dispositive Power 7,038
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 7,038
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) Less than 0.1%
14	Type of Reporting Person OO

CUSIP No. 45580R103	13D	Page 21 of 51 pages

1	Names of Reporting Persons Dorothy P. Ernst
2	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 2,725
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 2,725

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,725
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) Less than 0.1%
14	Type of Reporting Person IN

CUSIP No. 45580R103	13D	Page 22 of 51 pages

1	Names of Reporting Persons Cooper S. Siegel
2	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 203
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 203

11	Aggregate Amount Beneficially Owned by Each Reporting Person 203
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) Less than 0.1%
14	Type of Reporting Person IN

CUSIP No. 45580R103	13D	Page 23 of 51 pages

1	Names of Reporting Persons Jonah Ernst
2	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 203
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 203

11	Aggregate Amount Beneficially Owned by Each Reporting Person 203
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) Less than 0.1%
14	Type of Reporting Person IN

CUSIP No. 45580R103	13D	Page 24 of 51 pages

1	Names of Reporting Persons Odessa Ernst
2	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 203
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 203

11	Aggregate Amount Beneficially Owned by Each Reporting Person 203
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) Less than 0.1%
14	Type of Reporting Person IN

CUSIP No. 45580R103	13D	Page 25 of 51 pages

1	Names of Reporting Persons Sunaina L. Danziger
2	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 15,617
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 15,617

11	Aggregate Amount Beneficially Owned by Each Reporting Person 15,617
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.2%
14	Type of Reporting Person IN

CUSIP No. 45580R103	13D	Page 26 of 51 pages

1	Names of Reporting Persons Sameena J. Danziger
2	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 15,617
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 15,617

11	Aggregate Amount Beneficially Owned by Each Reporting Person 15,617
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.2%
14	Type of Reporting Person IN

CUSIP No. 45580R103	13D	Page 27 of 51 pages

1	Names of Reporting Persons Sarah D. Gamzon
2	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 10,398
	8	Shared Voting Power 0
	9	Sole Dispositive Power 10,398
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 10,398
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.1%
14	Type of Reporting Person IN

CUSIP No. 45580R103	13D	Page 28 of 51 pages

1	Names of Reporting Persons Andrew B. Gamzon
2	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 13,802
	8	Shared Voting Power 0
	9	Sole Dispositive Power 13,802
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 13,802
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.1%
14	Type of Reporting Person IN

CUSIP No. 45580R103	13D	Page 29 of 51 pages

1	Names of Reporting Persons Benjamin C. Stewart
2	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 6,100
	8	Shared Voting Power 0
	9	Sole Dispositive Power 6,100
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,100
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) Less than 0.1%
14	Type of Reporting Person IN

CUSIP No. 45580R103	13D	Page 30 of 51 pages

Explanatory Note

This Amendment No. 7 (“Amendment No. 7”) to Schedule 13D amends and supplements the statement on Schedule 13D originally filed with the United States Securities and Exchange Commission (the “SEC”) on July 3, 1997 (as amended to date, the “Schedule 13D”), relating to the shares of common stock, par value $0.01 per share (the “Common Stock”), of Indus Realty Trust, Inc. (formerly filed as Griffin Industrial Realty, Inc.), a Maryland corporation (the “Issuer”). Capitalized terms used herein without definition shall have the meanings set forth in the Schedule 13D.

Item 5.	Interest in Securities of the Issuer.

Item 5 of the Schedule 13D is hereby amended and restated in its entirety as follows:

(a)–(b) The cover pages and Schedule I attached hereto sets forth, as of the date of this Schedule 13D, the aggregate number of shares of Common Stock and percentage of Common Stock beneficially owned by each of the Reporting Persons, based on 10,194,445 shares of Common Stock outstanding as of February 24, 2023, as disclosed in the Issuer’s Annual Report on Form 10-K/A filed with the SEC on April 28, 2023.

Individuals serving as trustee of a trust listed on Schedule I with no more than two trustees may be deemed to share beneficial ownership of the shares held directly by the trusts. Individuals listed on Schedule I may be deemed to share beneficial ownership of the shares beneficially held by his or her spouse and child sharing the same household as the individual. Susan R. Cullman and John J. Ernst serve as managing members of B. Bros. Realty LLC, and as such, may be deemed to share beneficial ownership over the shares held directly by B. Bros. Realty LLC.

The aggregate amount of shares beneficially owned by Edgar M. Cullman, Jr., Frederick M. Danziger and Michael S. Gamzon include 7,024, 1,067 and 56,216 shares of Common Stock underlying stock options that are currently exercisable, respectively. Michael S. Gamzon is also deemed to beneficially own 1,040 shares of Common Stock underlying restricted stock units that vest with 60 days of the date hereof.

(c) During the past 60 days, none of the Reporting Persons effected any transactions in the Common Stock, except for the gift transactions made to charitable organizations as follows:

Date	Reporting Person	Shares Gifted
April 14, 2023	Carolyn B. Sicher	3,770
April 14, 2023	Georgina D. Cullman	4,518
April 14, 2023	Edgar M. Cullman, Jr.	36,207
April 14, 2023	Elissa F. Cullman	15,109
April 17, 2023	Susan R. Cullman	30,116
April 17, 2023	Edgar M. Cullman, III	4,517
April 17, 2023	Samuel B. Cullman	6,022
April 27, 2023	Sarah D. Gamzon	3,750
April 27, 2023	Andrew B. Gamzon	3,750

CUSIP No. 45580R103	13D	Page 31 of 51 pages

(d) To the best knowledge of the Reporting Persons, no one other than the Reporting Persons, or the partners, members, affiliates or shareholders of the Reporting Persons, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock reported herein as beneficially owned by the Reporting Persons.

(e) Not applicable.

CUSIP No. 45580R103	13D	Page 32 of 51 pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 5, 2023

/s/ Edgar M. Cullman, Jr.
Edgar M. Cullman, Jr.

/s/ Elissa F. Cullman
Elissa F. Cullman

/s/ Susan R. Cullman
Susan R. Cullman

/s/ Edgar M. Cullman, III
Edgar M. Cullman, III

/s/ Samuel B. Cullman
Samuel B. Cullman

/s/ Georgina D. Cullman
Georgina D. Cullman

/s/ Frederick M. Danziger
Frederick M. Danziger

/s/ Lucy C. Danziger
Lucy C. Danziger

/s/ David M. Danziger
David M. Danziger

/s/ Richard M. Danziger
Richard M. Danziger

/s/ Sunaina L. Danziger
Sunaina L. Danziger

/s/ Sameena J. Danziger
Sameena J. Danziger

/s/ John L. Ernst
John L. Ernst

CUSIP No. 45580R103	13D	Page 33 of 51 pages

/s/ Margot P. Ernst
Margot P. Ernst

/s/ John L. Ernst, on behalf of Dorothy P. Ernst
Dorothy P. Ernst

/s/ Alexandra Ernst
Alexandra Ernst

/s/ Cooper S. Siegel
Cooper S. Siegel

/s/ Jessica P. Kerns
Jessica P. Kerns

/s/ Matthew L. Ernst
Matthew L. Ernst

/s/ Jonah Ernst
Jonah Ernst

/s/ Odessa J. Ernst
Odessa J. Ernst

/s/ Michael S. Gamzon
Michael S. Gamzon

/s/ Rebecca D. Gamzon
Rebecca D. Gamzon

/s/ Sarah D. Gamzon
Sarah D. Gamzon

/s/ Michael S. Gamzon, on behalf of Andrew B. Gamzon
Andrew B. Gamzon

/s/ Benjamin C. Stewart
Benjamin C. Stewart

/s/ Carolyn B. Sicher
Carolyn B. Sicher

CUSIP No. 45580R103	13D	Page 34 of 51 pages

Estate of Louise B. Cullman

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

Estate of Justus Heijmans

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

Edgar M. & Louise B. Cullman Foundation

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

B. Bros. Realty, LLC

By:	/s/ John L. Ernst
Name:	John L. Ernst
Title:	Managing Member

u/w/o Elsie B Paskus 3/8/91 Trust F/B/O Frederick M. Danziger Family

By:	/s/ Frederick M. Danziger
Name:	Frederick M. Danziger
Title:	Trustee

u/i/o Elsie B Paskus 8/26/64 Trust F/B/O Frederick M. Danziger

By:	/s/ Frederick M. Danziger
Name:	Frederick M. Danziger
Title:	Trustee

u/i/o Lucy Danziger 12/24/69 Trust F/B/O Rebecca D. Gamzon

By:	/s/ David M. Danziger
Name:	David M. Danziger
Title:	Trustee

u/i/o Edgar Cullman 12/26/72 Trust F/B/O David M. Danziger

By:	/s/ David M. Danziger
Name:	David M. Danziger
Title:	Trustee

CUSIP No. 45580R103	13D	Page 35 of 51 pages

u/i/o Edgar Cullman 12/26/72 Trust F/B/O Rebecca D. Gamzon

By:	/s/ Frederick M. Danziger
Name:	Frederick M. Danziger
Title:	Trustee

u/i/o Edgar M Cullman 12/23/76 Trust F/B/O Georgina D. Cullman

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

Georgina D. Cullman 2012 Family Trust (Edgar Cullman Jr. Grantor)

By:	/s/ Elissa F. Cullman
Name:	Elissa F. Cullman
Title:	Trustee

Trust F/B/O David M. Danziger

By:	/s/ David M. Danziger
Name:	David M. Danziger
Title:	Trustee

Andrew B Gamzon 2011 Trust (Frederick M. Danziger Grantor)

By:	/s/ David M. Danziger
Name:	David M. Danziger
Title:	Trustee

Sarah D Gamzon 2011 Trust (Frederick M. Danziger Grantor)

By:	/s/ David M. Danziger
Name:	David M. Danziger
Title:	Trustee

CUSIP No. 45580R103	13D	Page 36 of 51 pages

u/i/o Rita Bloomingdale 12/21/50 Trust F/B/O Lucy C Danziger

By:	/s/ David M. Danziger
Name:	David M. Danziger
Title:	Trustee

u/i/o Louise Cullman 3/23/55 Trust F/B/O David Danziger

By:	/s/ David M. Danziger
Name:	David M. Danziger
Title:	Trustee

u/i/o Louise Cullman 3/23/55 Trust F/B/O Rebecca Gamzon

By:	/s/ David M. Danziger
Name:	David M. Danziger
Title:	Trustee

u/i/o Edgar Cullman 3/23/55 Trust F/B/O David Danziger

By:	/s/ David M. Danziger
Name:	David M. Danziger
Title:	Trustee

u/i/o Edgar Cullman 3/23/55 Trust F/B/O Rebecca Gamzon

By:	/s/ David M. Danziger
Name:	David M. Danziger
Title:	Trustee

u/i/o Louise Cullman 6/30/54 Trust F/B/O David Danziger

By:	/s/ David M. Danziger
Name:	David M. Danziger
Title:	Trustee

CUSIP No. 45580R103	13D	Page 37 of 51 pages

u/i/o Louise Cullman 6/30/54 Trust F/B/O Rebecca Gamzon

By:	/s/ David M. Danziger
Name:	David M. Danziger
Title:	Trustee

u/i/o Samuel Bloomingdale and Rita Bloomingdale 1/10/50 Trust F/B/O Lucy C. Danziger

By:	/s/ David M. Danziger
Name:	David M. Danziger
Title:	Trustee

u/i/o Rita Bloomingdale 6/14/51 Trust F/B/O Lucy C. Danziger

By:	/s/ David M. Danziger
Name:	David M. Danziger
Title:	Trustee

Sunaina L Danziger 2011 Trust (Frederick M. Danziger Grantor)

By:	/s/ David M. Danziger
Name:	David M. Danziger
Title:	Trustee

Sameena J Danziger 2011 Trust (Frederick M. Danziger Grantor)

By:	/s/ David M. Danziger
Name:	David M. Danziger
Title:	Trustee

u/i/o Lucy Danziger 12/25/76 Trust F/B/O Rebecca D. Gamzon

By:	/s/ David M. Danziger
Name:	David M. Danziger
Title:	Trustee

CUSIP No. 45580R103	13D	Page 38 of 51 pages

u/i/o Lucy Danziger 12/25/76 Trust F/B/O David M. Danziger

By:	/s/ David M. Danziger
Name:	David M. Danziger
Title:	Trustee

u/i/o Louise Cullman 1/6/53 Trust F/B/O David Danziger

By:	/s/ David M. Danziger
Name:	David M. Danziger
Title:	Trustee

u/i/o Louise Cullman 1/6/53 Trust F/B/O Rebecca Gamzon

By:	/s/ David M. Danziger
Name:	David M. Danziger
Title:	Trustee

u/i/o Edgar M Cullman 12/23/76 Trust F/B/O David M. Danziger

By:	/s/ David M. Danziger
Name:	David M. Danziger
Title:	Trustee

u/i/o Edgar M Cullman 12/23/76 Trust F/B/O Rebecca D. Gamzon

By:	/s/ David M. Danziger
Name:	David M. Danziger
Title:	Trustee

u/i/o Samuel Bloomingdale 8/2/55 Trust F/B/O David Danziger

By:	/s/ David M. Danziger
Name:	David M. Danziger
Title:	Trustee

CUSIP No. 45580R103	13D	Page 39 of 51 pages

u/i/o Samuel Bloomingdale 8/2/55 Trust F/B/O Rebecca Gamzon

By:	/s/ David M. Danziger
Name:	David M. Danziger
Title:	Trustee

u/w/o Frances W Cullman 7/23/59 Trust F/B/O Edgar M. Cullman, Jr.

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

u/w/o Frances W Cullman 7/23/59 Trust F/B/O Lucy C. Danziger

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

u/w/o Frances W Cullman 7/23/59 Trust F/B/O Susan R Cullman

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

Trust F/B/O Lucy C. Danziger

By:	/s/ Lucy C. Danziger
Name:	Lucy C. Danziger
Title:	Trustee

u/w/o Rita Bloomingdale 2/29/56 Trust F/B/O Desc of Lucy C Danziger

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

CUSIP No. 45580R103	13D	Page 40 of 51 pages

u/i/o Samuel Bloomingdale and Rita Bloomingdale 1/10/50 Trust F/B/O Susan R. Cullman

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

u/i/o Edgar Cullman and Louise B Cullman Trust F/B/O Susan R. Cullman

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

u/i/o Samuel Bloomingdale 12/21/50 Trust F/B/O Edgar M. Cullman Jr.

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

u/i/o Samuel Bloomingdale 12/21/50 Trust F/B/O Susan R Cullman

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

u/i/o Rita Bloomingdale 12/21/50 Trust F/B/O Edgar M. Cullman Jr

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

u/i/o Rita Bloomingdale 12/21/50 Trust F/B/O Susan R. Cullman

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

CUSIP No. 45580R103	13D	Page 41 of 51 pages

u/i/o Rita Bloomingdale 6/14/51 Trust F/B/O Edgar M Cullman Jr

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

u/i/o Rita Bloomingdale 6/14/51 Trust F/B/O Susan R Cullman

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

u/i/o Louise Cullman 1/6/53 Trust F/B/O Desc of Edgar M Cullman, Jr.

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

u/i/o Louise B. Cullman 6/305/54 Trust F/B/O Desc of Edgar M Cullman, Jr.

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

u/i/o Louise B. Cullman 6/30/54 Trust F/B/O Desc of Susan R. Cullman

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

u/i/o Edgar M. Cullman 3/23/55 Trust F/B/O Desc of Edgar M Cullman, Jr.

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

CUSIP No. 45580R103	13D	Page 42 of 51 pages

u/i/o Edgar M. Cullman 3/23/55 Trust F/B/O Desc of Susan R. Cullman

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

u/i/o Louise B. Cullman 3/23/55 Trust F/B/O Desc of Edgar M. Cullman, Jr.

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

u/i/o Louise B. Cullman 3/23/55 Trust F/B/O Desc of Susan R. Cullman

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

u/i/o Samuel J Bloomingdale 8/2/55 Trust F/B/O Desc of Susan R. Cullman

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

u/w/o Rita Bloomingdale 2/29/56 Trust F/B/O Desc of Edgar M Cullman, Jr.

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

u/w/o Rita Bloomingdale 2/29/56 Trust F/B/O Desc of Susan R. Cullman

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

CUSIP No. 45580R103	13D	Page 43 of 51 pages

u/i/o Edgar M Cullman Jr. 12/25/76 Trust F/B/O Edgar M. Cullman, III

By:	/s/ Elissa F. Cullman
Name:	Elissa F. Cullman
Title:	Trustee

u/i/o Edgar M Cullman Jr 12/25/76 Trust F/B/O Samuel B. Cullman

By:	/s/ Elissa F. Cullman
Name:	Elissa F. Cullman
Title:	Trustee

u/i/o Edgar M Cullman 12/23/76 Trust F/B/O Edgar M. Cullman, III

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

u/i/o Edgar M Cullman 12/23/76 Trust F/B/O Samuel B. Cullman

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

u/i/o Edgar M Cullman 12/23/76 Trust F/B/O Carolyn B. Sicher

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

u/i/o Elsie B Paskus 8/26/64 Trust F/B/O Richard M. Danziger

By:	/s/ Frederick M. Danziger
Name:	Frederick M. Danziger
Title:	Trustee

CUSIP No. 45580R103	13D	Page 44 of 51 pages

Trust F/B/O Desc of J. L. Ernst

By:	/s/ John L. Ernst
Name:	John L. Ernst
Title:	Trustee

LBC Article 7 Trust F/B/O SRC

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

LBC Article 7 Trust F/B/O DMD

By:	/s/ David M. Danziger
Name:	David M. Danziger
Title:	Trustee

LBC Article 7 Trust F/B/O RDG

By:	/s/ David M. Danziger
Name:	David M. Danziger
Title:	Trustee

LBC Article 7 Trust F/B/O EMC III

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

LBC Article 7 Trust F/B/O SBC

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

LBC Article 7 Trust F/B/O GDC

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

CUSIP No. 45580R103	13D	Page 45 of 51 pages

Trust F/B/O Dorothy P. Ernst

By:	/s/ John L. Ernst
Name:	John L. Ernst
Title:	Trustee

Trust F/B/O John L. Ernst

By:	/s/ John L. Ernst
Name:	John L. Ernst
Title:	Trustee

Trust F/B/O Dorothy P. Ernst

By:	/s/ John L. Ernst
Name:	John L. Ernst
Title:	Trustee

Trust F/B/O John L. Ernst

By:	/s/ John L. Ernst
Name:	John L. Ernst
Title:	Trustee

Trust F/B/O Desc of John L. Ernst

By:	/s/ John L. Ernst
Name:	John L. Ernst
Title:	Trustee

Trust F/B/O Desc of Carolyn S. Fabrici

By:	/s/ John L. Ernst
Name:	John L. Ernst
Title:	Trustee

Trust F/B/O Desc of Susan R. Cullman

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

CUSIP No. 45580R103	13D	Page 46 of 51 pages

Trust F/B/O Desc of John L. Ernst

By:	/s/ John L. Ernst
Name:	John L. Ernst
Title:	Trustee

Trust F/B/O Desc of Carolyn S. Fabrici

By:	/s/ John L. Ernst
Name:	John L. Ernst
Title:	Trustee

Trust F/B/O Desc of E.M. Cullman, Jr.

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

Trust F/B/O Desc of J.L. Ernst

By:	/s/ John L. Ernst
Name:	John L. Ernst
Title:	Trustee

Trust F/B/O Desc of C.S. Fabrici

By:	/s/ John L. Ernst
Name:	John L. Ernst
Title:	Trustee

Trust F/B/O Desc of J.L. Ernst

By:	/s/ John L. Ernst
Name:	John L. Ernst
Title:	Trustee

Trust F/B/O Desc of C.S. Fabrici

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

CUSIP No. 45580R103	13D	Page 47 of 51 pages

Trust F/B/O Carolyn B. Sicher

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

Trust F/B/O Desc of C. S. Fabrici

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

Trust F/B/O Desc of J. L. Ernst

By:	/s/ John L. Ernst
Name:	John L. Ernst
Title:	Trustee

u/w/o Joseph F Cullman 6/30/50 Trust F/B/O Susan R. Cullman

By:	/s/ David M. Danziger
Name:	David M. Danziger
Title:	Trustee

u/w/o Joseph F Cullman 6/30/50 Trust F/B/O Edgar M. Cullman Jr.

By:	/s/ Edgar M. Cullman, Jr.
Name:	Edgar M. Cullman, Jr.
Title:	Trustee

u/w/o Joseph F Cullman 6/30/50 Trust F/B/O Lucy C. Danziger

By:	/s/ David M. Danziger
Name:	David M. Danziger
Title:	Trustee

D.M. Danziger Family 2021 Trust

By:	/s/ Rebecca D. Gamzon
Name:	Rebecca D. Gamzon
Title:	Trustee

CUSIP No. 45580R103	13D	Page 48 of 51 pages

SCHEDULE I

Reporting Persons Information

Name	Present Principal Occupation or Employment	Total Number of Shares of the Issuer’s Common Stock Beneficially Held	Percentage of Class of Issuer’s Common Stock
Estate of Louise B. Cullman	—	7,038	*
Edgar M. Cullman, Jr. (“EMC, Jr.”)	Co-Managing Member of Culbro, LLC	59,328	0.6%
Elissa F. Cullman (“EFC”)	Interior Decorator	59,328	0.6%
Susan R. Cullman (“SRC”)	—	256,292	2.5%
Lucy C. Danziger (“LCD”)	—	223,617	2.2%
Frederick M. Danziger (“FMD”)	Director of Indus Realty Trust, Inc.	223,617	2.2%
David M. Danziger (“DMD”)	Investment Manager of Culbro, LLC	79,978	0.8%
Sheena S. Danziger (“SD”)	—	—	—
Carolyn S. Fabrici (“CSF”)	—	—	—
Dorothy P. Ernst (JLE Guardian)	—	2,725	*
John L. Ernst (“JLE”)	Chairman & President Bloomingdale Properties, Inc.	245,358	2.4%
Margot P. Ernst (“MPE”)	—	7,476	*
Alexandra Ernst (“AE”)	Writer	1,575	*
Cooper S. Siegel	—	203	*
Jessica P. Kerns (“JPK”)	Medical Doctor	1,271	*
B. Bros. Realty, LLC (SRC and JLE Managing Members)	Investor	237,882	2.3%
Matthew L. Ernst (“MLE”)	Screenwriter	1,474	*
Jonah Ernst	U.S. Marshal	203	*
Odessa J. Ernst	Student	203	*
Rebecca D. Gamzon (“RDG”)	Teacher	137,893	1.4%
Michael S. Gamzon (“MSG”)	President, Chief Executive Officer and Director of Indus Realty Trust, Inc.	137,893	1.4%
Edgar M. Cullman, III (“EMC, III”)	Director	6,938	*
Samuel B. Cullman (“SBC”)	Film Director	7,809	*
Georgina D. Cullman (“GDC”)	Environmental Curator	5,199	*
Carolyn B. Sicher (“CBS”)	Therapist	18,026	0.2%
Richard M. Danziger (“RMD”)	Retired	69,290	0.7%
Sunaina L. Danziger	Student	15,617	0.2%
Sameena J. Danziger	Student	15,617	0.2%
Sarah D. Gamzon	Student	10,398	0.1%
Andrew B. Gamzon	Naval Officer	13,802	0.1%
Benjamin C. Stewart (“BCS”)	—	6,100	*
u/w/o Elsie B Paskus 3/8/91 Trust F/B/O Frederick M. Danziger Family	—	31,033	0.3%
u/i/o Elsie B Paskus 8/26/64 Trust F/B/O Frederick M. Danziger	—	35,205	0.4%
u/i/o Lucy Danziger 12/24/69 Trust F/B/O Rebecca D. Gamzon	—	23,198	0.2%

CUSIP No. 45580R103	13D	Page 49 of 51 pages

u/i/o Edgar Cullman 12/26/72 Trust F/B/O David M. Danziger	—	18,111	0.2%
u/i/o Edgar Cullman 12/26/72 Trust F/B/O Rebecca D. Gamzon	—	18,314	0.2%
u/i/o Edgar M Cullman 12/23/76 Trust F/B/O Georgina D. Cullman	—	20,349	0.2%
Georgina D. Cullman 2012 Family Trust (Edgar Cullman Jr. Grantor)	—	20,349	0.2%
Trust F/B/O David M. Danziger	—	12,743	0.1%
Andrew B Gamzon 2011 Trust (Frederick M. Danziger Grantor)	—	25,437	0.3%
Sarah D Gamzon 2011 Trust (Frederick M. Danziger Grantor)	—	25,437	0.3%
u/i/o Rita Bloomingdale 12/21/50 Trust F/B/O Lucy C Danziger	—	5,512	*
u/i/o Louise Cullman 3/23/55 Trust F/B/O David Danziger	—	3,561	*
u/i/o Louise Cullman 3/23/55 Trust F/B/O Rebecca Gamzon	—	3,561	*
u/i/o Edgar Cullman 3/23/55 Trust F/B/O David Danziger	—	5,509	*
u/i/o Edgar Cullman 3/23/55 Trust F/B/O Rebecca Gamzon	—	5,509	*
u/i/o Louise Cullman 6/30/54 Trust F/B/O David Danziger	—	13,198	0.1%
u/i/o Louise Cullman 6/30/54 Trust F/B/O Rebecca Gamzon	—	13,198	0.1%
u/i/o Samuel Bloomingdale and Rita Bloomingdale 1/10/50 Trust F/B/O Lucy C. Danziger	—	29,702	0.3%
u/i/o Rita Bloomingdale 6/14/51 Trust F/B/O Lucy C. Danziger	—	90,371	0.9%
Sunaina L Danziger 2011 Trust (Frederick M. Danziger Grantor)	—	25,437	0.3%
Sameena J Danziger 2011 Trust (Frederick M. Danziger Grantor)	—	25,437	0.3%
u/i/o Lucy Danziger 12/25/76 Trust F/B/O Rebecca D. Gamzon	—	3,255	*
u/i/o Lucy Danziger 12/25/76 Trust F/B/O David M. Danziger	—	3,255	*
u/i/o Louise Cullman 1/6/53 Trust F/B/O David Danziger	—	5,290	*
u/i/o Louise Cullman 1/6/53 Trust F/B/O Rebecca Gamzon	—	5,290	*
u/i/o Edgar M Cullman 12/23/76 Trust F/B/O David M. Danziger	—	16,279	0.2%
u/i/o Edgar M Cullman 12/23/76 Trust F/B/O Rebecca D. Gamzon	—	16,483	0.2%
u/i/o Samuel Bloomingdale 8/2/55 Trust F/B/O David Danziger	—	12,413	0.1%
u/i/o Samuel Bloomingdale 8/2/55 Trust F/B/O Rebecca Gamzon	—	12,413	0.1%
u/w/o Frances W Cullman 7/23/59 Trust F/B/O Edgar M. Cullman, Jr.	—	14,010	0.1%
u/w/o Frances W Cullman 7/23/59 Trust F/B/O Lucy C. Danziger	—	17,724	0.2%

CUSIP No. 45580R103	13D	Page 50 of 51 pages

u/w/o Frances W Cullman 7/23/59 Trust F/B/O Susan R Cullman	—	20,364	0.2%
Trust F/B/O Lucy C. Danziger	—	30,488	0.3%
u/w/o Rita Bloomingdale 2/29/56 Trust F/B/O Desc of Lucy C Danziger	—	19,564	0.2%
u/i/o Samuel Bloomingdale and Rita Bloomingdale 1/10/50 Trust F/B/O Susan R. Cullman	—	51,770	0.5%
u/i/o Edgar Cullman and Louise B Cullman Trust F/B/O Susan R. Cullman	—	13,953	0.1%
u/i/o Samuel Bloomingdale 12/21/50 Trust F/B/O Edgar M. Cullman Jr.	—	25,443	0.3%
u/i/o Samuel Bloomingdale 12/21/50 Trust F/B/O Susan R Cullman	—	26,454	0.3%
u/i/o Rita Bloomingdale 12/21/50 Trust F/B/O Edgar M. Cullman Jr	—	10,148	0.1%
u/i/o Rita Bloomingdale 12/21/50 Trust F/B/O Susan R. Cullman	—	6,959	*
u/i/o Rita Bloomingdale 6/14/51 Trust F/B/O Edgar M Cullman Jr	—	40,893	0.4%
u/i/o Rita Bloomingdale 6/14/51 Trust F/B/O Susan R Cullman	—	40,791	0.4%
u/i/o Louise Cullman 1/6/53 Trust F/B/O Desc of Edgar M Cullman, Jr.	—	39,657	0.4%
u/i/o Louise B. Cullman 6/305/54 Trust F/B/O Desc of Edgar M Cullman, Jr.	—	50,368	0.5%
u/i/o Louise B. Cullman 6/30/54 Trust F/B/O Desc of Susan R. Cullman	—	36,505	0.4%
u/i/o Edgar M. Cullman 3/23/55 Trust F/B/O Desc of Edgar M Cullman, Jr.	—	15,677	0.2%
u/i/o Edgar M. Cullman 3/23/55 Trust F/B/O Desc of Susan R. Cullman	—	14,448	0.1%
u/i/o Louise B. Cullman 3/23/55 Trust F/B/O Desc of Edgar M. Cullman, Jr.	—	12,336	0.1%
u/i/o Louise B. Cullman 3/23/55 Trust F/B/O Desc of Susan R. Cullman	—	13,837	0.1%
u/i/o Samuel J Bloomingdale 8/2/55 Trust F/B/O Desc of Susan R. Cullman	—	38,626	0.4%
u/w/o Rita Bloomingdale 2/29/56 Trust F/B/O Desc of Edgar M Cullman, Jr.	—	20,687	0.2%
u/w/o Rita Bloomingdale 2/29/56 Trust F/B/O Desc of Susan R. Cullman	—	17,490	0.2%
Edgar M. & Louise B. Cullman Foundation	—	70,418	0.7%
u/i/o Edgar M Cullman Jr. 12/25/76 Trust F/B/O Edgar M. Cullman, III	—	7,325	*
u/i/o Edgar M Cullman Jr 12/25/76 Trust F/B/O Samuel B. Cullman	—	7,325	*
u/i/o Edgar M Cullman 12/23/76 Trust F/B/O Edgar M. Cullman, III	—	20,756	0.2%
u/i/o Edgar M Cullman 12/23/76 Trust F/B/O Samuel B. Cullman	—	20,756	0.2%
u/i/o Edgar M Cullman 12/23/76 Trust F/B/O Carolyn B. Sicher	—	16,279	0.2%

CUSIP No. 45580R103	13D	Page 51 of 51 pages

u/i/o Elsie B Paskus 8/26/64 Trust F/B/O Richard M. Danziger	—	3,052	*
Trust F/B/O Desc of J. L. Ernst	—	7,588	*
LBC Article 7 Trust F/B/O SRC	—	10,143	0.1%
LBC Article 7 Trust F/B/O DMD	—	8,409	*
LBC Article 7 Trust F/B/O RDG	—	8,410	*
LBC Article 7 Trust F/B/O EMC III	—	3,381	*
LBC Article 7 Trust F/B/O SBC	—	3,381	*
LBC Article 7 Trust F/B/O GDC	—	3,381	*
Trust F/B/O Dorothy P. Ernst	—	4,043	*
Trust F/B/O John L. Ernst	—	1,119	*
Trust F/B/O Dorothy P. Ernst	—	4,043	*
Trust F/B/O John L. Ernst	—	3,134	*
Trust F/B/O Desc of John L. Ernst	—	4,440	*
Trust F/B/O Desc of Carolyn S. Fabrici	—	3,911	*
Trust F/B/O Desc of Susan R. Cullman	—	26,743	0.3%
Trust F/B/O Desc of John L. Ernst	—	2,625	*
Trust F/B/O Desc of Carolyn S. Fabrici	—	11,905	0.1%
Trust F/B/O Desc of E.M. Cullman, Jr.	—	34,849	0.3%
Trust F/B/O Desc of J.L. Ernst	—	3,249	*
Trust F/B/O Desc of C.S. Fabrici	—	3,587	*
Trust F/B/O Desc of J.L. Ernst	—	39,822	0.4%
Trust F/B/O Desc of C.S. Fabrici	—	39,822	0.4%
Trust F/B/O Carolyn B. Sicher	—	14,244	0.1%
Trust F/B/O Desc of C. S. Fabrici	—	2,034	*
Trust F/B/O Desc of J. L. Ernst	—	4,829	*
u/w/o Joseph F Cullman 6/30/50 Trust F/B/O Susan R. Cullman	—	10,665	0.1%
u/w/o Joseph F Cullman 6/30/50 Trust F/B/O Edgar M. Cullman Jr.	—	25,927	0.3%
u/w/o Joseph F Cullman 6/30/50 Trust F/B/O Lucy C. Danziger	—	34,069	0.3%
D.M. Danziger Family 2021 Trust	—	13,000	0.1%
Estate of Justus Heijmans	—	206	*

*	Less than 0.1%